Exhibit 10.13

CONFIDENTIAL SEVERANCE AGREEMENT

THIS CONFIDENTIAL SEVERANCE AGREEMENT (the "Agreement") is made and entered into by and between Frank J. Cotroneo (the "Employee") and Aspen Group, Inc. (Aspen Group, Inc. and its subsidiaries, together the "Employer" or the "Company").

WHEREAS, the Employee is a Board Member and is employed as an Officer and the Chief Financial Officer of the Employer;

WHEREAS, the Employee and the Employer mutually agree that the Employee will step down from the positions of Officer, Board Member, and Chief Financial Officer;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.The Employee hereby agrees to step down as an officer, director and employee of the Employer effective the date Employee signs the Agreement, provided Employee does not revoke the Agreement pursuant to Paragraph 10 (v) of the Agreement ("Effective Date"). If Employee revokes the Agreement, then all provisions herein are null and void, and Employee is not entitled to any of the consideration set forth in the Agreement.

2.In consideration for the Employee's acknowledgments, representations, warranties, covenants, releases and agreements set forth in this Agreement, the Employer agrees to pay the Employee severance totaling One Hundred Fifty Thousand Dollars and No Cents ($150,000.00), within 10 days after Employer's receipt of the Agreement containing the signature of Employee. The severance payment shall be subject to withholding for all applicable federal, state, social security and other taxes and sums required to be withheld. The Employee acknowledges that he would not otherwise be entitled to the severance but for his promises in this Agreement.

3.As further consideration, the Employer also agrees to pay Employee Eighteen Thousand Five Hundred Sixty-Three Dollars and Zero Cents ($18,563.00) as a final bonus payment for Fiscal Year 2020 and Thirty-Three Thousand Seven Hundred Fifty Dollars and Zero Cents ($33,750.00) as a final bonus payment for Fiscal Year 2021, for a total of Fifty-Two Thousand Three Hundred Thirteen Dollars and Zero Cents ($52,313.00), within 10 days after Employer's receipt of the Agreement containing the signature of Employee. This payment shall be subject to withholding for all applicable federal, state, social security and other taxes and sums required to be withheld. The Employee acknowledges that he would not otherwise be entitled to this payment but for his promises in this Agreement.

4.As further consideration, the Employer also agrees to pay Employee a sum equal to the cost for Employee to continue Employee's current medical, dental and vision insurance coverage for six months after the Effective Date through C.O.B.R.A. This payment will be made within 10 days after Employer's receipt of the Agreement containing the signature of Employee.

5.As further consideration, the Employer agrees that the unvested 13,892 non-qualified stock options to purchase shares of Aspen Group, Inc.'s Common Stock exercisable at $5.12 (the "Options") shall vest automatically on the Effective Date, provided Employee does not revoke the Agreement pursuant to Paragraph 10 (v) of the Agreement. The Employee acknowledges and agrees that the Options shall remain exercisable for one year following the Effective Date, whereupon they shall expire.

6.As further consideration, the Employer also agrees to reimburse Employee for relocation costs incurred by Employee up to Ninety-Six Thousand Two Hundred Fifty Dollars and Zero Cents ($96,250.00), after Employer's receipt of the Agreement containing the signature of Employee and within 10 days after Employee provides receipts evidencing a reimbursable relocation expense.

7.The Employee currently holds certain Restricted Stock Units ("RSUs") which are subject to vesting over time (the "Time Based RSUs") or through a combination of time and meeting a stock-based price target (the "Priced Based RSUs"). In partial consideration of the execution of this Agreement, the Employer agrees that the Time Based RSUs shall accelerate and be fully vested as of the Effective Date provided Employee does not revoke the Agreement pursuant to Paragraph 10 (v) of the Agreement, and the Price Based RSUs shall not vest, and shall terminate as of the Effective Date.

(a)Specifically, the Employer agrees that the remaining 66,667 and 13,584 unvested restricted stock units (totaling 80,251) granted on December 1, 2020 and July 8, 2020, respectively, shall vest automatically on the Effective Date, provided Employee does not revoke the Agreement pursuant to Paragraph 10 (v) of the Agreement. Employer acknowledges that all DWAC transfer instructions must be submitted before 3:45 pm Eastern Time for a stock transfer to be processed on the next business day. The Employer further agrees that it is the intent to permit the Employee to trade Aspen stock received via the DWAC stock transfer on and after March 17, 2021 or such later date as is provided in Section 7(b).

(b)On March 17, 2021 or within one (1) business day after Aspen Group, Inc. has publicly announced its results of operations for the three and nine months ended January 31, 2021 (if such results of operations are publicly announced after March 17, 2021), Employer shall deliver to its stock transfer agent such issuance instructions and resolutions which are necessary for the stock transfer agent to issue a total of 80,251 shares of Common Stock underlying the Time Based RSUs and cause its counsel to deliver a legal opinion so that the transfer agent can issue the shares of Common Stock without any restricted legend upon receiving the instructions from Employer. The legal opinion shall also be addressed to Merrill Lynch. Once the foregoing results of operations are publicly announced, the Employer agrees that the Employee shall no longer have possession of material non-public information or be subject to any blackout period under the Employer's Insider Trading Policy or other restrictions imposed by the Employer. Employer represents that it will instruct its stock transfer agent to expedite delivery of the shares to the Employee/Employee's broker and will not inhibit or interfere with the transfer in anyway. Employee's W-2 income related to the issuance of said shares of Common Stock shall be the number of shares vested and delivered multiplied by the closing price of Aspen Common Stock on the day the shares are delivered to the Employee.

8.The Parties agree that Employer may issue the Press Release set forth as Exhibit A hereto within 48 hours after Employer's receipt of the Agreement containing the signature of Employee.

9.Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employer, its past and present subsidiaries, affiliates, officers, directors, owners, employees, attorneys, or agents, and the Employer specifically disclaims liability to or wrongful treatment of the Employee on the part of itself and its past and present subsidiaries, affiliates, officers, directors, owners, employees, attorneys, and agents.

10.The Employee covenants not to sue, and irrevocably and unconditionally fully and forever gives up, waives, releases and discharges any and all claims, charges, complaints, costs, expenses (including attorney's fees) and promises of any and every kind Employee may have against the Employer and its past and present owners, agents, officers, directors, board members, insurance carriers, reinsurance carriers, employees, attorneys, affiliated divisions and companies, subsidiaries, successors, and assigns ("Releasees") based on any conduct up to and including the date Employee signs this Agreement, including any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, from the beginning of time to the date of the Employee's execution of this Agreement; provided, however, that nothing in this Agreement shall waive any rights or claims of the Employee that arise after the Employee signs this Agreement. This general release includes but is not limited to the following:

(i)any and all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor
Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act of 2008, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the
Sarbanes-Oxley Act of 2002, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and any other local, state or federal statutes, regulations, or executive orders and all of their respective implementing regulations and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii)any and all claims for compensation or related penalties of any type whatsoever, including but not limited to claims for salary, wages, reimbursement of expenses, bonuses, incentive compensation, stock options, restricted stock units, vacation, and severance that may be legally waived and released; any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress, or any other harm;

(iii)any and all claims for monetary or equitable relief, including but not limited to injunctive relief, attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs, and disbursements; and

(i)Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to or for Employee, Employee hereby irrevocably and unconditionally fully and forever waives, releases and discharges the Releasees from any and all claims, whether known or unknown, from the beginning of time to the date of the Employee's execution of this Agreement arising under the Age Discrimination in Employment Act ("ADEA"), as amended, including its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) Employee has read this Agreement in its entirety and understands all of its terms; (ii) by this Agreement, the Employee has been advised in writing of the right to consult with an attorney of the Employee's choosing before executing this Agreement; (iii) Employee knowingly. freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and promises contained in it; (iv) Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled; (v) Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Employee's choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period; (vi) Employee understands that Employee has seven (7) days from signing this Agreement to revoke this Agreement by delivering notice of revocation to Michael Mathews, Chief Executive Officer at _____________________, by midnight on or before the seventh calendar day after the Employee signs the Agreement; and (vii) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

8.The Employee represents that he (a) has not filed any complaints or charges against the Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, (b) covenants that he will not seek to recover on any claim released in this Agreement, (c) is not currently suffering from any workplace injury related to Employee's employment with Employer, (d) has received reimbursement of all business expenses required to be reimbursed by Employer; and (e) has not engaged in any unlawful conduct relating to the business of the Employer.

8.The Employee agrees that he will not encourage or assist any of the Employer's employees to litigate claims or file administrative charges against the Employer or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

8.Non-Disclosure of Confidential Information. (a) Confidential Information. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, trade secrets, financial information, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), the Employer's budgets and strategic plans, and the identity and special needs of Students or Professors, vendors, and suppliers, subjects and databases, data, and all technology relating to the Employer's businesses, systems, methods of operation, and Student and/or Professor lists, Student and/or Professor information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Employer, the names, home addresses and all telephone numbers and e-mail addresses of the Employer's directors, employees, officers, executives, former executives, Students and/or former Students or Professors and/or former Professors. In addition, Confidential Information also includes the names of Students and Professors and the identity of and telephone numbers, e-mail addresses and other addresses of Students or Professors who are the persons with whom the Employer's executives, officers, employees, and agents communicate in the ordinary course of business. Confidential Information also includes, without limitation, Confidential Information received from the Employer's subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Employee, (ii) information set forth in the written records of the Employee prior to disclosure to the Employee by or on behalf of the Employer which information is given to the Employer in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Employee in writing from a third party (excluding any affiliates of the Employee) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Employee or the Employer or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term "Services" shall include all services offered for sale and marketed by the Employer during the term of the Employee's employment, which as of the Effective Date consist of operating a for profit online university in compliance with all applicable regulatory requirements. Services also include any other services which the Employer has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Term. Services also include any services disclosed in the Employer's latest Form 10-K, Form l0-Q and/or Form S-1 or S-3 (or successor form) filed with the Securities and Exchange Commission.

    (b)    Legitimate Business Interests. The Employee recognizes that the Employer has legitimate business interests to protect and as a consequence, the Employee agrees to the restrictions contained in this Agreement because they further the Employer's legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Students or Professors, vendors or suppliers; (iv) Student goodwill associated with the Employer's business; and (v) specialized training relating to the Employer's technology, Services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Paragraph 10(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

    (c)    Confidentiality. The Employee agrees and covenants that the Confidential Information shall be held by the Employee in the strictest confidence and shall not, without the prior express written consent of the Employer, be disclosed to any person. The Employee further acknowledges that such Confidential Information as is acquired and used by the Employer or its subsidiaries or affiliates is a special, valuable and unique asset. The Employee shall exercise all due and diligent precautions to protect the integrity of the Employer's Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Employee shall not copy any Confidential Information nor remove any Confidential Information or copies thereof from the Employer's premises. All records, files, materials and other Confidential Information obtained by the Employee in the course of or in connection with his employment with the Employer are confidential and proprietary and shall remain the exclusive property of the Employer. Upon or before execution of this Agreement, the Employee will return to the Employer all originals and copies of any material containing confidential information. The Employee shall not use for his own benefit or the benefit of any person or entity other than the Employer or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an employee officer of the Employer. The Employee will also return to the Employer upon execution of this Agreement any other items in his possession, custody or control that are the property of the Employer, including, but not limited to a laptop computer, iPad and smartphone, his files, credit cards, identification card, flash drives, passwords and office keys.

(d)    Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer.

8.The Employee and the Employer agree that neither he nor they, nor any of either's agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which the Employee believes he or they could have made or asserted against one another, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to report income to appropriate taxing authorities and make disclosures in filings with the Securities and Exchange Commission or other governmental agencies and the Nasdaq Stock Market; (ii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be emailed to Aspen Group, Inc. attention Michael Mathewes, _________________, and in the case of the Employee to Frank Cotroneo at ___________________ and Milo Silberstein at ____________________, within 24 hours of the receipt of such order or subpoena, so that both the Employee and the Employer will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena. Either party may give email notice of a different email address.

15.The Employee and the Employer agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about either party, and in the case of the Employer, about its management, its operations, policies, or procedures and in the case of the Employee, to prospective employers, those making inquiry as to the reasons for his separation from the Company or to any person, company or other business entity.

16.In the event of any lawsuit or claim against the Employer that relates to alleged acts or omissions by the Employee during his employment with the Employer, the Employee agrees to cooperate with the Employer by voluntarily providing truthful and full information as reasonably necessary for the Employer to defend against such lawsuit or claim. In the event any claim is asserted against Employee in his capacity as an employee of the Employer, Board Member or Officer of the Company whether now pending or hereafter asserted, Employee shall be entitled to the same rights, protections, obligations, exclusions and exceptions applicable under the Employer's indemnification insurance coverage, Directors and Officers insurance coverage, Errors and Omissions insurance coverage and/or any other applicable insurance coverage to current and past employees, Board members and Officers at the time any such claim is asserted.

17.Nothing contained in this Agreement shall be construed to prevent the Employee from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Employee from obtaining a fee as a "whistleblower" under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

18.Nothing contained in this Agreement shall be construed to prevent the Employee from disclosing factual information related to any future claim to law enforcement, the Equal Employment Opportunity Commission, a local commission on human rights, or an attorney retained by the Employee. However, Employee agrees that by signing this Agreement and accepting the payments described above, Employee gives up any and all rights Employee may have to obtain any monetary award against the Employer or any related persons through any administrative agency, court or other forum.

19.This Agreement sets forth the entire agreement between the Employee and the Employer, and fully supersedes any and all prior agreements or understandings between them, regarding Employee's separation from Employer and the compensation, benefits and reimbursements Employee is entitled to as a result of Employee's employment with Employer and the termination of that employment relationship. To the extent there is a conflict between this Agreement and the Employment Agreement entered into by the Parties and effective on December 2, 2019, this Agreement governs. Nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Employee pursuant to provisions of any other agreement between the Employee and the Employer that by their terms continue after the Employee's separation from the Employer's employment, including those applicable terms in the Employment Agreement. This Agreement may only be modified by written agreement signed by both Parties.

20.The Employer and the Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

21.This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions of the State of Delaware or of any other state.

22.In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce or contest the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney's fee, costs and expenses.

23.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic or facsimile signature.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

    Date: February 25, 2021        ASPEN GROUP, INC.

                        By: /s/ Michael Mathews

                            Michael Mathews,
                            Chief Executive Officer

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

Date: February 25, 2021
                        /s/ Frank J. Cotroneo
                            Frank J. Cotroneo
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